Exhibit 99.1

NEWS RELEASE

Visteon Completes Acquisition of Electronics Business of Johnson Controls

VAN BUREN TOWNSHIP, Mich., July 1, 2014 — Visteon Corporation (NYSE:VC) today announced that it has completed the acquisition of the automotive electronics business of Johnson Controls (NYSE:JCI), creating one of the world’s three largest suppliers of vehicle cockpit electronics. The two companies announced plans for the $265 million cash transaction on Jan. 13.

The acquisition will enhance Visteon’s competitive position in the fast-growing vehicle cockpit electronics segment by strengthening its global scale, manufacturing and engineering footprint, product portfolio and customer penetration. The combined global electronics enterprise has more than $3 billion in annual revenue, with a No. 2 global position in driver information and above-average growth rates for the cockpit electronics segment, supplying nine of the world’s 10 largest vehicle manufacturers.

“This acquisition is a milestone in Visteon’s transformation, which we are confident will greatly benefit our customers, investors and new and existing employees around the world,” said Timothy D. Leuliette, Visteon CEO and president. “As a cornerstone of our value creation plan, this transaction solidifies cockpit electronics as one of Visteon’s two high-growth core growth businesses – along with vehicle thermal management systems, in which we hold the No. 2 position globally.”

Leuliette added: “Acquiring this highly regarded electronics business gives us the worldwide scale and cost efficiency to support new global programs from automakers, and elevates Visteon into the top tier of companies accelerating connected car technology. The influx of technology and talent will bolster our already strong innovation capabilities. I am pleased with the efforts of both companies to ensure a smooth transition for our customers, suppliers and the employees involved.”

Martin T. Thall, Visteon executive vice president and president, Electronics, said the acquisition marks the creation of a “major player in the automotive electronics industry.”

“This new electronics enterprise has the market position and innovation to become the leading technology company in the automotive sector,” Thall said. “We are developing solutions that combine the best technology from the fast-paced consumer electronics industry and the automotive world. We’re excited to strengthen our ability to be the automotive partner of choice – the connecting point for our customer’s mobility strategies.”

The business acquired from Johnson Controls provides automakers with driver information, infotainment, connectivity and body electronics products. The transaction involves about 5,000 employees, including approximately 1,000 engineers, electronics specialists and designers in Europe, Asia and North America. Visteon’s new electronics business has 24 manufacturing locations, eight global technical centers and about 10,500 employees worldwide.

In the fiscal year ended Sept. 30, 2013, the business acquired by Visteon generated approximately $1.3 billion in revenue and about $58 million in EBITDA (earnings before interest, taxes, depreciation and amortization). This EBITDA includes a deduction of approximately $12 million for corporate allocations that will not transfer with the transaction. The transaction offers opportunities for long-term margin expansion through economies of scale, with estimated annual cost synergies reaching more than $40 million by 2017.

Advising Visteon on the transaction were Rothschild Inc. and Skadden, Arps, Slate, Meagher & Flom LLP.

About Visteon

Visteon is a global automotive supplier delivering value for vehicle manufacturers and shareholders through two high-growth core businesses: automotive cockpit electronics and thermal management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 32 countries and employs about 29,000 people. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

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Media Contacts:

Jim Fisher

Visteon Corporation

+1-734-710-5557

+1-734-417-6184 – mobile

jfishe89@visteon.com

Jonna Christensen

Visteon Electronics

+44-1245-395038

jchris18@visteon.com

Investor Contact:

Bob Krakowiak

+1-734-710-5793

bkrakowi@visteon.com